Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Fourth Quarter and Full Year 2013 Results

Company Announces Permanent CEO

Bellevue, WA – February 25, 2014 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart, connected systems, today announced financial results for the fourth quarter and full year ended December 31, 2013. Total revenue for the quarter was $25.8 million, up 10% compared to the third quarter of 2013 and flat year-over-year. Total revenue for the year was $92.1 million, down 9% from 2012. The net loss for the quarter was $23,000, or $0.00 per share, compared to a net loss of $3.6 million, or $0.32 per share, in the third quarter of 2013 and net income of $696,000, or $0.06 per share, in the year-ago quarter. The net loss for the year was $5.3 million, or $0.47 per share, compared to net income of $916,000, or $0.08 per share, in 2012. Third quarter 2013 and full year 2013 results included the negative effect of a $2.2 million increase in the Company’s deferred tax asset valuation allowance ($0.19 per share effect for the three months and $0.20 per share for the year). Adjusted EBITDAS for the quarter was $345,000 compared to negative $994,000 in the third quarter of 2013 and positive $1.1 million in the year-ago quarter. Adjusted EBITDAS for the year was negative $1.5 million compared to positive $3.1 million in 2012.

Details as follows (unaudited, in 000’s except per share amounts):

	Three Months Ended			Year Ended
	12/31/2013	9/30/2013	12/31/2012	12/31/2013	12/31/2012
Revenue:
Third-party Software	$21,142	$18,004	$18,706	$70,891	$71,130
Engineering Services	4,243	5,116	5,661	18,704	25,554
Proprietary Software	444	452	1,489	2,513	4,710

Total Revenue	25,829	23,572	25,856	92,108	101,394

Total Gross Profit	4,516	3,369	5,025	15,025	19,059
Gross Margins:
Third-party Software	19%	13%	16%	16%	16%
Engineering Services	7%	17%	15%	11%	17%
Proprietary Software	56%	42%	86%	66%	78%

Total Gross Margin	17%	14%	19%	16%	19%

Total Operating Expenses	4,491	4,764	4,414	18,128	17,880

Net Income (Loss)	$(23)	$(3,567)	$696	$(5,257)	$916

Per Share-Diluted	$(0.00)	$(0.32)	$0.06	$(0.47)	$0.08

Adjusted EBITDAS	$345	$(994)	$1,112	$(1,504)	$3,123

Cash and Investments EoQ	$21,055	$21,539	$20,604	$21,055	$20,604

Notes:

Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

Cash and Investments EoQ includes both short and long-term amounts (long-term at 12/31/13 = $250,000).

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

CEO Commentary

Jerry Chase, President and Chief Executive Officer of Bsquare, commented, “This was an important quarter for Bsquare, as we executed on a significant restructuring which positioned the Company for achieving our profitability objective which we currently expect in mid-2014. We remain focused on expanding our relationships with our existing world-class customers, and growing our presence within the Internet of Things ecosystem. I am increasingly excited about the opportunities before us. We have work to do, but I believe we are in a stronger competitive position as we end 2013 than we were at the beginning of the year, with the focus, opportunities and cost structure to deliver improved bottom-line results in 2014 and beyond.”

“In my short time here at Bsquare, I have been impressed with the team and encouraged by the significant opportunities before the Company,” continued Mr. Chase. “After productive discussions with the Board, and careful consideration, I am excited to formalize my position as chief executive officer and lead the Company in its efforts to increase shareholder value. What began as a short-term project to put the Company back on track has evolved into a long-term passion, as I join a solid team with the goal of taking Bsquare to the next level in its evolution.”

Financial Commentary on Fourth Quarter Results (Comparison to Third Quarter Results)

•	The increase in third-party software sales, up $3.1 million or 17%, was due to a significant Adobe Flash sale and increased Microsoft Windows Mobile operating system sales;

•	The decrease in engineering services revenue, down $873,000 or 17%, was primarily due to the MyFord Touch program and, to a lesser extent, decreases at some of the Company’s other larger customers;

•	The increase in third-party software margin, up 46% or six percentage points, was driven by the significant Adobe Flash sale;

•	The decrease in engineering services margin, down 59% or 10 percentage points, was driven primarily by an 8% decline in the Company’s realized rate per hour; and

•	The decrease in operating expenses, down $273,000 or 6%, was driven by the cost reductions enacted this quarter and, to a lesser extent, lower marketing program costs.

Outlook

The Company currently has the following expectations for Q1 2014:

•	Total revenue is expected to be in the range of $20 million to $22 million; and

•	Cash and investments are projected to decline slightly from December 31, 2013.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Conference Call

Management will host a conference call today, February 25, 2014, at 5 p.m. Eastern Standard Time (2 p.m. Pacific Standard Time). To access the call dial 1-877-941-2068 or +1-480-629-9857 for international callers, and reference “BSQUARE Corporation Fourth Quarter 2013 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-877-870-5176, or +1-858-384-5517 for international callers; reference pin number 4667623. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE Corporation

Bsquare, a global leader in embedded solutions, applies experience and expertise on leading platforms to create new connections with customers, new business models and to enable new ways of working and communicating. Bsquare serves customers by forging connections among the partners, people, tools and technology needed to create smart connected devices. For more information, visit www.bsquare.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements we make regarding: our financial results in future periods such as anticipated revenue, margins, spending, profitability, and cash and investments; our strategies for customer retention, growth, and market position, including within the Internet of Things market; our sales opportunities or pipeline; expectations for specific customers, geographies or products; and anticipated effects of our 2013 restructuring. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: whether we are able to maintain our favorable relationship with Microsoft; changes in customer demand for our engineering services; the extent to which we are successful in gaining new long-term relationships with customers and retaining existing ones; our ability to execute our sales and marketing strategies around the Internet of Things and our product and service offerings more generally; our success in leveraging strategic partnering initiatives with companies such as Qualcomm; our management of risks associated with protection of intellectual property and potential infringement claims; risks associated with recent changes in our senior management team; risks associated with our ability to achieve the anticipated benefits of our 2013 restructuring; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the SEC. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare Contact:	Investor Contact:
Scott Mahan	Brett Maas
BSQUARE Corporation	Hayden IR
+1 425.519.5900	+ 1 646.536.7331
investorrelations@bsquare.com	Brett@haydenir.com

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$13,510	$9,903
Short-term investments	7,295	9,826
Accounts receivable, net of allowance for doubtful accounts of $214 at December 31, 2013 and $200 at December 31, 2012	15,893	16,095
Deferred tax assets	12	296
Prepaid expenses and other current assets	2,313	858

Total current assets	39,023	36,978
Equipment, furniture and leasehold improvements, net	411	759
Restricted cash	250	875
Deferred tax assets	304	2,255
Intangible assets, net	863	1,069
Goodwill	3,738	3,738
Other non-current assets	59	117

Total assets	$44,648	$45,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$12,746	$11,099
Accounts payable	634	553
Accrued compensation	2,383	2,205
Other accrued expenses	1,249	1,732
Deferred revenue	2,177	837

Total current liabilities	19,189	16,426
Deferred tax liability	144	206
Deferred rent	644	154
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 11,294,682 shares issued and outstanding at December 31, 2013 and 11,065,217 shares issued and outstanding at December 31, 2012	129,423	128,474
Accumulated other comprehensive loss	(759)	(733)
Accumulated deficit	(103,993)	(98,736)

Total shareholders’ equity	24,671	29,005

Total liabilities and shareholders’ equity	$44,648	$45,791

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue:
Software	$21,586	$20,195	$73,404	$75,840
Service	4,243	5,661	18,704	25,554

Total revenue	25,829	25,856	92,108	101,394

Cost of revenue:
Software	17,351	16,018	60,438	61,112
Service	3,962	4,813	16,645	21,223

Total cost of revenue	21,313	16,081	77,083	82,335

Gross profit	4,516	5,025	15,025	19,059
Operating expenses:
Selling, general and administrative	3,940	3,724	15,372	14,281
Research and development	551	690	2.756	3,599

Total operating expenses	4,491	4,414	18,128	17,880

Income (loss) from operations	25	611	(3,103)	1,179
Other income (expense), net	(60)	(19)	40	103

Income (loss) before income taxes	(35)	592	(3,063)	1,282
Income tax benefit (expense)	12	104	(2,194)	(366)

Net income (loss)	$(23)	$696	$(5,257)	$916

Basic income (loss) per share	$(0.00)	$0.06	$(0.47)	$0.08

Diluted income (loss) per share	$(0.00)	$0.06	$(0.47)	$0.08

Shares used in calculation of income (loss) per share:
Basic	11,246	11,058	11,174	10,945

Diluted	11,246	11,310	11,174	11,449

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL

MEASURES

(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Adjusted EBITDAS:
Operating income (loss), as reported	$25	$611	$(3,103)	$1,179
Depreciation and amortization	148	235	701	993
Stock-based compensation expense	172	266	898	951

Adjusted EBITDAS (1)	$345	$1,112	$(1,504)	$3,123

(1)	Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, the Company regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999